EXHIBIT 10.1


                               SAVILLE SYSTEMS PLC
                       AMENDMENT TO 1995 SHARE OPTION PLAN


               Adopted by the Board of Directors on April 24, 1997

                 Approved by the Shareholders on April 24, 1997


Section 4 as amended and restated. Section 4 of the 1995 Share Option Plan of Saville Systems PLC shall be deleted in its entirety and the following shall be substituted in its place:

4.       Stock Subject to the Plan.

         Subject to adjustment as provided in Section 15 below, the maximum number of Ordinary Shares which may be issued and sold under the Plan is 5,000,000 shares. If an option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject to such option shall again be available for subsequent option grants under the Plan. If shares issued upon exercise of an option under the Plan are tendered to the Company in payment of the exercise price of an option granted under the Plan, such tendered shares shall again be available for subsequent option grants under the Plan; provided, that in no event shall such shares be made available for issuance to Reporting Persons or pursuant to exercise of Incentive Stock Options.